Exhibit 99.1

  NEOMAGIC(R) CORPORATION APPOINTS INDEPENDENT MEMBER TO THE BOARD OF DIRECTORS

    SANTA CLARA, Calif., June 2 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), a pioneer in Applications Processors for multimedia-rich mobile phones and other wireless handheld systems, today announced the appointment of Steve Valenzuela to its Board of Directors, bringing the board membership to five. Mr. Valenzuela is expected to assume the chairmanship of NeoMagic's Audit Committee and is an audit committee financial expert, as defined by SEC rules and regulations.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO )
    "I am excited by Steve's appointment to the Board. In addition to his strong financial credentials, Steve also brings a deep knowledge of the technology industry and helps us round out our strategic team as we focus on the exciting market opportunities for our mobile device solutions," said Doug Young, NeoMagic's president and chief executive officer.

    Since September 2004, Mr. Valenzuela has been the Vice President of Finance and Chief Financial Officer of Rainmaker Systems, a provider of outsourced sales and marketing services. Prior to joining Rainmaker, Mr. Valenzuela was Vice President of Finance and Chief Financial officer for the Thomas Kinkade Company, formerly Media Arts Group, from February 2003 to September 2004. Mr. Valenzuela was Senior Vice President and Chief Financial Officer for Silicon Access Networks from September 2000 to July 2002. He was Senior Vice President and Chief Financial Officer for PlanetRx from February 1999 to August 2000. Prior to PlanetRx, Mr. Valenzuela served as the Chief Financial Officer for LinkExchange. Mr. Valenzuela holds an MBA from Santa Clara University and a BS degree in Accounting from San Jose State University.

    About NeoMagic
    NeoMagic Corporation, based in Santa Clara, California, enables new generations of handheld systems with its Applications Processors that are designed to offer the lowest power, smallest form-factor and best multimedia features and performance. The company is a pioneer in the integration of complex logic, memory and analog circuits into single-chip solutions. Information on the company may be found on the World Wide Web at www.neomagic.com.

    NOTE: NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

SOURCE  NeoMagic Corporation
    -0-                             06/02/2005
    /CONTACT: Scott Sullinger, Chief Financial Officer of NeoMagic, +1-408-486-3879/
   /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO
              AP Archive:  http://photoarchive.ap.org
                PRN Photo Desk,photodesk@prnewswire.com/
    /Web site:  http://www.neomagic.com /